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                                                                      EXHIBIT 11

                                    EPS-CALC

SOUTHERN PACIFIC FUNDING CORPORATION
STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE

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                                                            FOR THE YEAR ENDING
                                                             DECEMBER 31, 1996
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FULLY DILUTED NET INCOME PER SHARE:
Net income.................................................     $27,631,989
Interest on convertible subordinated debentures (net of
 taxes)....................................................     $   510,078
Adjusted net income........................................     $28,142,067
Average number of shares outstanding.......................      20,030,493
Net effect of dilutive stock options.......................         481,443
Total average shares.......................................      20,511,936
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Fully diluted net income per share.........................     $      1.37
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PRIMARY NET INCOME PER SHARE:
Net income.................................................     $28,142,067
Average number of shares outstanding.......................      19,804,331
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Primary net income per share...............................     $      1.42
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